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                                                                    EXHIBIT 10.5


CAPSTONE CAPITAL CORPORATION ANNOUNCES $40.1 MILLION IN NEW INVESTMENTS


        BIRMINGHAM, Ala., Feb. 9 /PRNewswire/ -- Capstone Capital Corporation (NYSE: CCT) announced today that it has closed on $40.1 million in new acquisitions and mortgage financings for ten existing healthcare facilities. The investments include five skilled nursing facilities totaling 519 beds and five assisted living facilities totaling 321 beds.

        The acquisitions include $21.7 million for two skilled nursing facilities (103 beds) and five assisted living facilities (321 beds) located in Pennsylvania which will be leased on a long-term basis to Balanced Care Corporation. Balanced Care Corporation is a privately held healthcare company which operates 18 assisted living communities totaling more than 690 beds, 12 skilled nursing facilities with 1,228 beds and also has other healthcare operations in Pennsylvania, Missouri and Wisconsin.

        The mortgage financings include a $9.6 million loan on two skilled nursing facilities (256 beds) located in Michigan and which will be operated by Centennial HealthCare Management Corporation (formerly known as WelCare International). Centennial is an Atlanta, Georgia based healthcare company which currently owns and operates 77 subacute/long-term care facilities totaling 8,291 beds located in 19 states and the District of Columbia.

        The mortgage financings also include an $8.8 million loan on one skilled nursing facility totaling 160 beds located in Maryland. The facility is operated by FutureCare Health and Management Corporation. FutureCare is the largest privately held provider of post-acute healthcare services in the state of Maryland.

        John W. McRoberts, President and Chief Executive Officer of Capstone, commented, "The addition of these investments in long-term care facilities operated by quality companies with strong reputations greatly enhances our overall portfolio."

        Capstone Capital Corporation is a real estate investment trust (REIT) which currently owns, leases and provides mortgage financing for 75 healthcare related properties located in 16 states that are diversified as to operator, facility type and healthcare segment.